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                           CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (the "Agreement") is made as of the 10th day of October, 2001 BY AND BETWEEN

(1) Paradigm Geophysical Ltd., a public company whose shares are traded on NASDAQ and the Tel-Aviv Stock Exchange (the "TASE"), organized under the laws of the State of Israel and registered under No. 52-004351-4 ("Paradigm" and, collectively with its Subsidiaries (as defined below), the "Company") having its registered office at 9 Shenkar Street, Herzliya, Israel; and

(2) The Israel Mezzanine Fund, L.P. a limited partnership formed under the laws of the State of Delaware USA, The Israel Mezzanine Fund (In Israel), Limited Partnership, a limited partnership formed under the laws of the State of Israel, The Jordan (Bermuda) Investment Company Ltd. (collectively with any investment vehicle under common control therewith, the "Fund" or the "Investors").

                                    RECITALS
WHEREAS:

A Paradigm and its Subsidiaries provide technical information solutions for the oil and gas industry worldwide, consisting of software solutions and services to companies involved in the exploration and production of oil and gas and to oilfield service companies;

B Paradigm wishes to raise an aggregate amount of US $8,000,000 through the issuance of convertible debentures to the Investors, upon the terms and conditions set forth herein (the "Debentures"); and

C The Investors have agreed to make an investment of an aggregate amount of US $8,000,000 by purchasing the Debentures pursuant to the terms of this Agreement.

THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, agree as follows:

1.       LOAN AND ISSUANCE OF THE DEBENTURES

         (a) Loan and Issuance of the Debentures. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations and warranties hereinafter set forth, the Investors agree to make a loan in the aggregate amount of US $8,000,000 to Paradigm (the "Loan"), in exchange for U.S. dollar denominated Debentures as specified below.

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         The Debentures issued and delivered to each of the Investors pursuant to this Agreement shall have the terms set forth in Section 5 below. The Investors shall make the Loan in U.S. dollars.


         (b) Definitions. In this Agreement where the context admits:

         "Audited Financial Statements" means the audited consolidated financial statements of Paradigm as of December 31, 2000, including its statements of income, cash-flow and changes in shareholder equity for the periods ended thereon, prepared in accordance with generally accepted accounting principles in the United States by a recognized firm of independent certified public accountants, including all notes and reports thereto.

         "Applicable Law" means any provision of any law, ordinance, rule, regulation, decree, order, grant, permit or license or other governmental authorization or approval applicable to Paradigm or any of the Subsidiaries.

         "Affiliate" means, with respect to Paradigm, an entity Controlling, Controlled by or under common Control with Paradigm, and, with respect to the Fund, any entity Controlled by or under common Control with the Fund and/or First Israel Mezzanine Investors Ltd. ("FIMI"). For the avoidance of doubt, Israel Discount Bank Ltd., Massachusetts Mutual Life Insurance Company, and Mr. Marshal I. D Buttler shall not be Affiliates of the Fund or FIMI.

         "Control" means the ability, to direct the activities of the relevant entity and shall include the holding of more than 50% of the capital or the voting rights of such entity or the ability to elect 50% of the directors of such entity.

         "Debt" means all (i) obligations of a Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person,, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) amounts due under any capitalized lease as reflected on the balance sheet, and (v) all Guaranties.

         "Filings" shall have the meaning set out in Section 2(g) below.

         "Financial Statements" means the Audited Financial Statements and the Unaudited Financial Statements.

         "Form 20-F" means the Form 20-F of Paradigm for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission Washington, D.C 20549 on June 29, 2001.

         "Guaranties" means all obligations (other than obligations incurred in the ordinary course of business) of any Person guaranteeing or in effect guaranteeing any Debt, or other obligation of any other Person in an aggregate amount of not less than US

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$100,000 (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred not in the ordinary course of business and incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefore, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation, or
(iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Person" means an individual or any type of entity whether incorporated or not.

         "Security Interest" means and includes any right, interest or equity of any Person (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

         "Subsidiaries" shall mean the subsidiaries specified in the Form 20-F.

         "Unaudited Financial Statements" means the unaudited financial statements of Paradigm for the two quarters ended June 30, 2001 and its statements of income and cash-flow for such six month period.


2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARADIGM

         Paradigm, being aware that the Investors have agreed to enter into this Agreement in reliance upon the representations and warranties contained in this Agreement, including, inter alia, in this Section 2, hereby represents and warrants to, and agrees with the Investors as of the date hereof and the Closing Date, as follows:

         (a) Organization. Paradigm is duly organized and validly existing under the laws of the State of Israel. Paradigm has all requisite corporate power and authority to carry on its business as currently conducted and to own its properties. Each of the Subsidiaries is an entity duly formed and validly existing under the laws of its respective jurisdiction.

         (b) Organizational Documents. Attached hereto as EXHIBIT 2(b) is a complete and correct copy of the Memorandum of Association and Articles of Association of Paradigm, as amended to date. All of such organizational documents are in full force and effect.

         (c) Capitalization.

            (i) The authorized share capital of Paradigm immediately prior to the Closing shall be NIS 10,000,000, divided into 18,000,000 Ordinary Shares, par value NIS 0.5 each of which 14,891,902 are issued and outstanding (the "Ordinary Shares") and 2,000,000 Special Preferred Shares, par value NIS 0.5 each of which none of which are issued and outstanding. The names of all beneficial holders of more than 5% of the issued and outstanding share capital of Paradigm and all beneficial holders of convertible or exchangeable securities of Paradigm, which are actually known to Paradigm, are as set forth in the Form 20-F. Except as set forth in the Form 20-F, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Paradigm to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Ordinary Shares.

            (ii) The Debentures, Additional Debentures (as defined below) and the Ordinary Shares into which such Debentures and Additional Debentures are convertible, when issued (and with respect to the Additional Debentures, if issued) pursuant to the provisions of this Agreement, will be duly authorized, validly issued and fully paid and shall not be subject to call or forfeiture, and each of the Investors will have good title to the Debenture, the Additional Debentures (or to the Ordinary Shares, following the conversion of the Debenture or the Additional Debentures) issued to it, free and clear of any Security Interest.

         (d) Authority. Paradigm has the necessary corporate power and authority to enter into this Agreement at or prior to Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Paradigm and the consummation by Paradigm of the transactions contemplated hereby shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Paradigm shall be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Paradigm and, assuming the due authorization, execution and delivery by the Investors, constitutes a legal, valid and binding obligation of Paradigm, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         (e) Financial Statements.

               (1) Subject, in the case of the Unaudited Financial Statements, to year-end audit adjustments, the Financial Statements, attached as EXHIBIT
(2)(e)(1) hereto, provide a true, complete and fair view, in all material respects of the assets, properties, liabilities and commitments of Paradigm as of December 31, 2000 and June 30, 2001, respectively; and its statements of income, cash-flow and changes in shareholders' equity for the periods ended at those dates, have been prepared in accordance with generally accepted accounting principles consistently applied in the United States and, except as stated therein, were not affected by any extraordinary, exceptional, or non-recurring items. The Financial Statements fairly reflect, in all material respects, the financial condition and results of operation of Paradigm at December 31, 2000 and June 30, 2001, respectively.

               (2) All (a) proper and necessary books of account, (b) minute books of material decisions, and (c) material registers and records have been maintained by Paradigm, are in its possession and contain accurate information in all material respects relating to all material transactions to which the Paradigm has been a party.

               (3) A complete list of the Company's Debts and loan facilities in excess of US$100,000 as of June 30, 2001, which are not included in the Financial Statements, is set forth in EXHIBIT 2(e)(3).

               (4) Since December 31, 2000 and except as specifically disclosed in the Financial Statements, in Paradigm's Filings (as defined below) or in
EXHIBIT 2(E)(4):

                   (i) the Company has not entered into any material transaction which was not in the ordinary course of its business;

                   (ii) there has been no material adverse change in the Company's business, operations, assets, liabilities, debts, workforce or its condition (financial or otherwise);

                   (iii) Paradigm has not declared or paid any cash dividend or made any distribution on its shares;

                   (iv) there has been no sale, assignment, or transfer of any tangible or intangible material asset of the Company, except in the ordinary course of the Company's business.

         (f) Consequences of Loan and Issuance of the Debentures.

Except as specifically set forth in EXHIBIT 2(f), this Agreement and the consummation of the transaction contemplated herein do not require the consent or agreement of any Person which has not already been obtained or which will not have been obtained by the Closing, will not constitute a breach by Paradigm of any material provision of any agreement to which it is party, will not cause Paradigm to lose any interest in or the benefit of any asset, right, license, or privilege it presently owns or enjoys or, to Paradigm' knowledge, cause anyone who normally does business with Paradigm not to continue to do so on the same basis as previously, will not result in any present or future indebtedness of Paradigm becoming due prior to its stated maturity, and will not give rise to or cause to become exercisable any option or right of preemption.

         (g) Compliance with rules and regulations. Paradigm is, and at all times has been, in all material respects, in compliance with all applicable regulatory requirements, including without limitations, all filing requirements stipulated by the U.S. Securities Act of 1933 or the U.S. Exchange Act of 1934 (as the case may be) or by the Israeli

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Securities Act, 1968 and the regulations promulgated thereunder (the "Filings").
The Filings (i) were prepared in accordance with applicable law and regulations, and (ii) do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein, under the circumstances in which they were made, not misleading.

         (h) Litigation. Except as set forth in the Form 20-F and in the Paradigm's Form 6K dated August 6, 2001, there are no claims, actions or proceedings pending or, to Paradigm' knowledge, threatened against Paradigm and its subsidiaries, any of their respective properties or any of their respective officers or directors (in their capacity as such) before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign.

         (i) Licenses and Permits; Compliance with Laws. To the Company's best knowledge, the Company does not lack permits, licenses, authorizations or approvals, and is not in material violation of Applicable Law (as defined herein) or any permits, licenses, authorizations and approvals that have been obtained by it, which the failure to obtain or such violation, as applicable, would reasonably be likely to have a material adverse effect on the Company's business.

         (j) Properties and Assets. Except as disclosed in the notes to the Financial Statements, the Company has good and marketable title to its material assets, including without limitation those reflected in the Financial Statements, free and clear of any Security Interest. With respect to the assets that are leased, Paradigm and the Subsidiaries are in compliance with all material provisions of such leases, such leases are valid and binding, and, to Paradigm's knowledge, Paradigm and the Subsidiaries hold leasehold interests in such assets free and clear of any Security Interest. (k) Taxation.

Paradigm has timely filed all necessary tax returns and notices, and has paid all federal, state, county, local and foreign taxes of any nature whatsoever to the extent such taxes have become due (including, without limitation, all tax returns required under the laws of the State of Israel). Paradigm has no knowledge, or any reasonable grounds to know, of any tax deficiencies which might be assessed against Paradigm which, if so assessed, is reasonably likely to have a material adverse effect on Paradigm, and subject to final tax audits, has paid all taxes which have become due, whether pursuant to any assessments or otherwise, and there is no further liability or assessments for any such taxes, and no interest or penalties accrued or accruing with respect thereto, except as may be set forth or adequately reserved for in Paradigm's Financial Statements (in the case of the Unaudited Financial Statements, subject also to adjustments in accordance with the annual operations of the Company for the fiscal year
2001). The Company has never had any tax audit or review by relevant income tax authorities.

         (l) Agreements and Trading.

            (1) All the agreements that are material to the Company's business, including instruments, leases, licenses, arrangements or undertakings of any nature, written or oral (the "Material Agreements") are listed in the Filings.

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            (2) All the Material Agreements are in full force and effect and
Paradigm has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Agreements and, except as set forth in
EXHIBIT 2(l), the Company has not received any notice of any intention to terminate any such agreement.

            (3) Other than as set forth on Exhibit 2(l), the Company and all third parties with whom it has transacted business have performed in all material respects all of their material obligations under the Material Agreements, except for such non performance that, both individually and in the aggregate, would not have a material adverse effect on the business of the Company. Other than as set forth on Exhibit 2(l) and to Paradigm's knowledge, no party to any of the Material Agreements is in breach or in default in any respect of its obligations thereunder. No party to any of the Material Agreements has made a claim to the effect that the Company has failed to perform any obligation thereunder.

         (m) Related Party Transactions.

All related party transactions since January 1, 2001 (other that related party transactions that are reported in the Form 20-F) are set forth in EXHIBIT 2(m) attached hereto.

         (n) Insurance. Paradigm has the benefit of adequate insurance coverage against such risks as are usually and reasonably insured against by companies carrying on the same or similar business.

         (o) Environmental Matters.

               (a) The Company has been and is in compliance with all applicable Environmental Laws, except for non-compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect of the business of the Company;

               (b) The Company has obtained all permits, licenses and other authorizations that are required under applicable Environmental Laws ("Environmental Permits") to conduct its business and has filed any reports, notices, assessments, plans, inventories, and applications required by Environmental Laws (collectively, "Filings"), except where the failure to possess such Environmental Permits or make such Filings, individually or in the aggregate, could not have a material adverse effect on the business of the Company;

               (c) neither the Company nor the operations or any real property currently owned, operated or leased by the Company is the subject of any pending state or local investigation evaluating whether any remedial action is needed or required under applicable Environmental Laws; and

               (d) there have been no environmental investigations, audits, tests or reviews conducted by the Company in relation to any real property owned or leased by the Company that have not been provided to the Investors.

For purposes of this Section 2, the term "Environmental Laws" shall mean any

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applicable law, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, restriction or requirement prescribed by governmental or local authorities or any agreement with any governmental or local authority now in effect relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         (p) No Finders' Fee. No Person or firm has, or will have, as a result of any act or omission by Paradigm, or anyone acting on behalf of Paradigm, any right, interest or valid claim against Paradigm for any commission, fee or other compensation as a finder or broker or in any similar capacity pursuant to an agreement to which Paradigm is a party in connection with the transactions contemplated by this Agreement.

         (r) All Material Information. The representations furnished to the Investors in connection with this Agreement, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


2A.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTORS


         Each of the Investors being aware that Paradigm has agreed to enter into this Agreement in reliance on the representations and warranties contained in this Section 2A, hereby represents with respect to itself and warrants to, and agrees with, Paradigm as of the date hereof and the Closing Date, as follows:


         (a) Due Organization. It is an entity duly formed and validly existing under the laws of its jurisdiction.

         (b) Validity of Transaction. It has all requisite power and authority to execute, deliver and perform this Agreement. All necessary proceedings under its governing documents have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement constitutes a legal, valid, and binding obligation of such Investor enforceable against it in accordance with its terms.

         (c) Disclosure of Information. Each Investor has been given full access to the Company's records, has had an opportunity to ask questions of management, has received answers to questions that it has asked and has received materials in response to its requests. The Investors had an opportunity to review the documents provided to it by the Company, and have performed their independent due diligence to their satisfaction

         (d) Investment Experience. The Investors are experienced investors in companies and have inspected all of the data and information provided to them by the Company in connection with this Agreement. The Investors acknowledge that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of investments of this type.

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         (e) Authority of FIMI. The Investors are under the common management of
First Israel Mezzanine Investors Ltd. ("FIMI"). FIMI has the full and exclusive power to take any and all actions on behalf of the Investors and exercise all rights of such entities with respect to their interests in Paradigm, in each case, on a pro rata basis. The Investors hereby confirm that FIMI shall at all times act as their exclusive representative for all purposes of this Agreement.

Nothing set forth in this Section 2A shall be deemed to detract from or otherwise prejudice the Investors' reliance on Paradigm's representations and warranties set forth in Section 2 above.


3.       CLOSING

               (a) Actions at the Closing. The delivery of the Debentures (the "Closing") shall take place within 30 days from the date hereof at the offices of Naschitz, Brandes & Co., 5 Tuval St. Tel-Aviv 67897, at 10:00 AM or at such other date as Paradigm and the Investors shall agree (the "Closing Date"). At the Closing, Paradigm shall deliver to the Investors validly executed Debentures, each registered in the name of the respective Investor and having the terms set forth in this Agreement, against the making of the respective portion of the Loan to Paradigm, in the amount set forth opposite the name of each such Investor in EXHIBIT 3(a) attached hereto, by wire transfer to Paradigm's account no.________, at ________Bank branch no. ________.

               (b) In addition, at the Closing, Paradigm shall deliver to the Investors the following documents:


               (1) Certified copies of resolutions of Paradigm's Board of Directors (i) issuing the Debentures to the Investors (and reserving at all times Ordinary Shares into which the Debentures are convertible) (ii) approving the issuance of the Additional Debentures subject to the terms and conditions of this Agreement (and, in the event that the Additional Debentures are issued, reserving at all times following the issuance of the Additional Debentures, Ordinary Shares into which the Additional Debentures shall be convertible); and

               (2) A certificate duly executed by an officer of Paradigm dated as of the Closing Date (the "Compliance Certificate") in the form attached hereto as EXHIBIT 3(b)(2).

               (c) The Investors' Conditions to the Closing. The obligation of each of the Investors to consummate the transaction shall be subject to:

         (1) the parties have executed a Registration Rights Agreement in the form attached as EXHIBIT 3(c)(1) hereto;

         (2) the condition that each of the representations and warranties of Paradigm in this Agreement shall be true and correct in all material respects as though made on the Closing Date, and an officer of Paradigm shall have delivered the Compliance Certificate to the Investors;

         (3) the covenant set forth in Section 4(b) hereof shall not have been violated prior to the Closing; and

         (4) the Completion of a notice relating to the floating charge on all of Paradigm's assets, which shall be filed by Paradigm with the Israeli Registrar of Companies within seven days from the Closing.

               (d) Paradigm's Conditions to the Closing. The obligation of Paradigm to consummate the transaction shall be subject to:

         (1) the condition that each of the representations and warranties of each of the Investors in this Agreement shall be true and correct in all material respects as though made on the Closing Date; and

         (2) the receipt of an amount of US$ 8,000,000 from the Investors.

               (e) If any of the conditions set forth in this Section 3 is not satisfied by the Closing Date, each party for whose benefit such condition must be satisfied may terminate this Agreement by notice to the other parties, in which event it shall not have any further liability to the other parties under this Agreement.

4.       CERTAIN COVENANTS OF PARADIGM FOLLOWING THE CLOSING

         (a) Filings. Paradigm agrees to file a floating charge on all of its assets with the Israeli Registrar of Companies (which floating charge shall be subordinated only to charges created for the benefit of banking or financial institutions, which have loaned funds to Paradigm or to Paradigm's Subsidiaries and/or provided credit or other facilities to Paradigm or to Paradigm's Subsidiaries) within seven days of the Closing and deliver to the Investors a certificate of the Registrar of Companies evidencing such filing within 14 days from the Closing. The Fund undertakes to execute all documents that may be required in connection with the foregoing.

Notwithstanding the foregoing, the Fund undertakes that in the event that Paradigm removes all floating charges at that time applicable to its assets then upon the removal of such floating charges, the Fund shall cooperate with Paradigm so as to remove the floating charge created for the benefit of the Fund pursuant to this Section 4(a) and the Fund hereby irrevocably nominates, constitutes and appoints Efrati, Galili & Co. as the attorney of the Fund solely for the purpose of removing such floating charge subject to the terms and conditions of this Section 4(a) pursuant to the form of irrevocable power of attorney attached as EXHIBIT 4(a) hereto; provided, however, that in the event that during the period commencing on the date on which the floating charge created for the benefit of the Fund is removed and terminating on the fifth anniversary of the Closing Date, provided that, the Debentures and/or the Additional Debentures (if issued) have not been redeemed, repurchased, repaid or converted in full, Paradigm at any time registers one or more floating charges on its assets (the "Additional Charges"), then simultaneously with such registration Paradigm shall create and register a floating charge unlimited in amount for the benefit of the Fund (which floating charge shall be subordinated only to floating charges created for the benefit of banking or financial institutions, which have loaned funds to Paradigm or to Paradigm's Subsidiaries and/or provided credit or other facilities to Paradigm or to Paradigm's Subsidiaries).

         (b) Shareholders' Equity. Paradigm agrees that as of the Closing Date and for so long as the Debentures and the Additional Debentures (if issued) have not been redeemed, repurchased, repaid or converted in full, the shareholders' equity of Paradigm shall not be less than (i) Paradigm's shareholders' equity (in US dollars) as of June 30, 2001, and (ii) 40% of the Total Assets of Paradigm, as reflected in its Financial Statements.

         (c) Merger; Consolidation; Sale of Shares. For so long as the Debentures and/or the Additional Debentures (if issued) have not been redeemed, repurchased, repaid or converted in full Paradigm will offer the Investors to have the Debentures and/or Additional Debentures (if issued) repaid if the Investors notify Paradigm of their election to do so, immediately upon the closing of a consolidation of Paradigm with, a merger with or into, or the sale of securities of Paradigm to any party, in one transaction or a series of related transactions, pursuant to which Paradigm's shareholders immediately prior to such transaction(s) own less than 51% of the surviving entity immediately following such transaction(s), provided that such notification is delivered to Paradigm within ten (10) days of receipt of a notice from Paradigm specifying the principal terms of such transaction.

         (d) Acquisition of Paradigm. In the event that ninety percent (90%) or more of the securities of Paradigm are sold to any third party purchaser (the "Purchase Transaction") prior to the repayment or conversion of the Debentures and/or the Additional Debentures (if issued) in full, then upon the consummation of such Purchase Transaction, Paradigm will repay any portion of the Debentures and/or Additional Debentures (if issued) which was not repaid or converted prior to such date. For the avoidance of doubt, if the Additional Debentures have not yet been issued at the time that the Purchase Transaction is consummated and Paradigm elects to repay any portion of the Debentures which was not repaid or converted prior to such date, then the Investors' right to receive the Additional Debentures shall immediately terminate and Paradigm will have no further obligation with respect thereto.

5.       THE DEBENTURES


Paradigm will authorize the issue and delivery of assignable (subject to the limitations specified below) Debentures in an unlimited amount. The term of the Debentures shall commence upon the Closing and shall terminate on the fifth anniversary of the Closing (subject to Section 4 above) and shall be convertible, at the Investors' sole discretion, in whole or in part, at any time and from time to time, into such number of issued and outstanding Ordinary Shares of Paradigm as determined by dividing (x) the principal amount of the Debenture outstanding and to be converted at such time by (y) the Initial Conversion Price (as defined below) or the Adjusted Conversion Price (as defined below), as applicable. Subject to the Default provisions set forth below, (i) the principal shall be repaid in three equal annual payments commencing on the third anniversary of the Closing; provided, however, that prior to each payment date the Investors, at their sole discretion, may elect, by giving an irrevocable written notice to Paradigm, to have any portion of the principal be deferred and repaid on the fifth anniversary of the Closing; (ii) the Debenture shall bear dollar denominated interest at an annual rate of the

LIBOR for three month US dollar deposits minus one percent, payable quarterly as of the Closing, in each case with such interest payment and any linkage differences (if applicable) being supplemented by applicable value added tax; provided, however, that any interest accrued and unpaid on the date on which the conversion of the Debentures is effected shall become immediately payable on such date of conversion; (iii) be otherwise substantially in the form attached hereto as EXHIBIT 5. Interest on each of the Debentures shall be computed on the basis of a 360 day year.

Notwithstanding anything to the contrary in this Agreement, the Debentures shall not be assigned (i) to a Competitor of the Company (as such term is defined in Section 8(a) below); or (ii) during a period of one year commencing on the Closing Date.

5A.      ADDITIONAL LOAN; ADDITIONAL DEBENTURES.

         (a) At the Closing, the Investors shall be granted the right, exercisable by the Investors at their sole and absolute discretion (subject to the provisions of Section 5A(b) below), during the 30 day periods commencing on each of the second and third anniversaries of the Closing, to make an additional loan to Paradigm in an aggregate amount of up to US$3 million (the "Additional Loan"), in exchange for U.S. dollar denominated debentures unlimited in amount issued by Paradigm (the "Additional Debentures"), having terms and conditions identical to the Debentures, excluding the following terms:

                   (i) Term: the term of the Additional Debentures shall commence upon the making of the Additional Loan and shall terminate on the fifth anniversary of the Closing.

                   (ii) Additional Debentures Conversion Price: the conversion price of the Additional Debentures (the "Additional Debentures Conversion Price") shall be equal to the Initial Conversion Price or the Adjusted Conversion Price, as shall then be (or would have been) applicable in respect of the Debentures.

For the avoidance of doubt, principal and interest payments on account of the Additional Loan shall be payable concurrently with the terms of payment of the principal and interest on account of the Loan.

         (b) Notwithstanding the foregoing, in the event that (i) the Market Price (as defined below) is equal to or higher than US $15, or (ii) a Purchase Transaction occurs prior to the Investors having made the Additional Loan and Paradigm elects to repay the full amount with respect to the Debentures which were not repaid or converted prior to such date, then the Investors' right to make the Additional Loan shall expire and shall become null and void.

6.       EVENTS OF DEFAULT AND REMEDIES THEREFOR

         (a) Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

            (1) a default in the payment of interest on the Loan or the Additional Loan (if made to Paradigm) when due and such default shall continue for more than five business days;

            (2) a default in the payment of the principal at the expressed or any accelerated due date and such default shall continue for more than five business days;

            (3) a default in the payment when due of the principal of or interest on any Debt of Paradigm or the Subsidiaries to a bank, financial institution or pursuant to which the creditor has a registered Security Interest over assets, having an unpaid principal amount in excess of US$100,000 (whether by lapse of time, by declaration, by call for redemption or otherwise), and such default or event shall continue beyond the period of grace, if any, allowed with respect thereto; provided, however, that the provisions of this Section 6(a)(3) shall not apply to legitimate disputes in the ordinary course of the business of Paradigm and/or the Subsidiaries;

            (4) a default in the observance or performance of the covenants set forth in Section 4 of this Agreement, which default was not cured within fourteen business days from the date on which Paradigm had first actual knowledge of such default;

            (5) any representation or warranty made or furnished by Paradigm herein, including in all Exhibits hereto and documents referred to in the Exhibits hereto, is found to be untrue in any material respect as of the date of the issuance or delivery of the Debentures;

            (6) final judgments for the payment of money aggregating in excess of US$200,000 (excluding the amount of any judgment which is covered by insurance in an amount up to the amount remaining within the limits of the applicable insurance policy if the claim giving rise to such judgment has been specifically acknowledged in writing by the insurer as covered under the policy of insurance written by such insurer) is or are outstanding against Paradigm and/or the Subsidiaries or against any of the property or assets of Paradigm and/or the Subsidiaries and any such judgment or judgments aggregating in excess of US$200,000 (unless covered by insurance as provided herein) has or have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 90 days from the date of its or their entry

            (7) Paradigm becomes bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or Paradigm causes or suffers an order for relief to be entered with respect to it under applicable bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for or over all the assets of Paradigm or a substantial part thereof;

            (8) a custodian, liquidator, trustee or receiver is appointed for or over all of the assets of Paradigm or a substantial part of its property and is not discharged within 90 days after such appointment; or

            (9) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Paradigm and, if instituted against Paradigm, are consented to or are not dismissed within 90 days after such institution.

         (b) Notice to the Investors. When any Event of Default described in
Section 6(a) has occurred, Paradigm shall give a written notice within five business days of such event to the Investors.

         (c) Acceleration of Maturities. When any Event of Default described in paragraphs (1) through (6), inclusive, of Section 6(a) has happened and is continuing, the Investors may, by notice in writing sent to Paradigm, declare the Debentures due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

When any Event of Default described in paragraphs (7), (8), or (9) of Section 6(a) has occurred, then the Debentures shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Debentures becoming due and payable as a result of any Event of Default as aforesaid, Paradigm will forthwith pay to the Investors all principal of and interest accrued on the Debentures, together with applicable value added tax. Such amounts shall be supplemented by additional interest accrued thereon at an annual rate of 4% from (i) the date when the Event of Default has occurred, in the event of an Event of Default described in Sections 6(a)(7), 6(a)(8) or 6(a)(9) above, or (ii) from the date when a notice in writing is sent by the Investors to Paradigm, declaring the Debenture due and payable due to the occurrence of an Event of Default described in Sections (1) through (6), inclusive, of Section 6(a) and until the payment date. Neither any course of dealing on the part of the Investors nor any delay or failure on the part of the Investors to exercise any right shall operate as a waiver of such right or otherwise prejudice the Investors' rights, powers and remedies. Paradigm further agrees, to the extent permitted by law, to pay the Investors all reasonable expenses incurred by them in the implementation of their rights, powers and remedies under this Section 6(c).

7.       CONVERSION

            (a) Right to Convert. Subject to the adjustments made in accordance with the provisions of Section 7(c), each Debenture shall be convertible, in whole or in part, at the option of the Investor holding such Debenture, at any time and from time to time after the Closing Date (each date on which the conversion of the Debenture or any portion thereof is effected shall be referred to herein as a "Conversion Date"), into such number of issued and outstanding Ordinary Shares of Paradigm (the "Underlying Shares") as determined by dividing
(i) the principal amount of the Debenture outstanding and to be converted at such time by (ii) the Initial Conversion Price. The Initial Conversion Price per share shall be US$ 7.5 (the "Initial Conversion Price"); provided, however, that the Initial Conversion Price shall be subject to the adjustments set forth below (the Initial Conversion Price, as adjusted, shall be referred to as the "Adjusted Conversion Price").

            (b) Mechanism of Conversion. Before an Investor shall be entitled to convert its Debenture into Underlying Shares it shall give a written notice to Paradigm at its registered office, of the election to convert the same. Paradigm shall, as soon as practicable thereafter, issue and deliver to the Investor, or to its nominee or nominees, (i) a certificate or certificates for the number of Underlying Shares to which the Investor shall be entitled as aforesaid, and (ii) a new Debenture for the balance of the unconverted principal amount of the Loan. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the Debenture was to be converted, and the Investor shall be treated for all purposes as the record holder of such shares as of such date.

            (c) Conversion Price Adjustments.

            (1) The Initial Conversion Price of the Debentures shall be subject to adjustment in the event that the average closing prices of the Ordinary Shares of Paradigm as recorded on the Nasdaq over the sixty (60) consecutive trading days immediately preceding the second anniversary of the Closing (the "Second Anniversary Price", which shall be subject to an additional adjustment in the event that the average closing prices of the Ordinary Shares of Paradigm, as recorded on the Nasdaq over the sixty (60) consecutive days immediately preceding the third anniversary of the Closing, is lower than the Second Anniversary Price (the Second Anniversary Price, as adjusted, the "Market Price")) is lower than the Initial Conversion Price, the Adjusted Conversion Price shall be equal to the Market Price; provided, however, that notwithstanding anything to the contrary in this Agreement, the Adjusted Conversion Price shall in no event be lower than US$ 3.26.

            (2) Notwithstanding the foregoing, in the event that the average closing prices of the Ordinary Shares of Paradigm as recorded on the Nasdaq over the sixty (60) consecutive trading days immediately preceding a Conversion Date (the "Conversion Closing Price") is equal to or higher than US$20 but lower than US$30, the Adjusted Conversion Price, with respect to the portion of the Debenture then being converted, shall be US$9. Further, in the event that the Conversion Closing Price is equal to or higher than US$30, the Adjusted Conversion Price, with respect to the portion of the Debenture then being converted, shall be US$12.

            (3) Notwithstanding anything to the contrary in this Agreement, no adjustment shall be made under Sections 7(c)(1) in the event that the Fund or any of its Affiliates had traded Paradigm's shares within the period of sixty
(60) consecutive trading days immediately preceding the second anniversary of the Closing or the third anniversary of the Closing, as applicable to the determination of the Market Price.

            (4) If Paradigm shall subdivide or combine its Ordinary Shares, the Initial Conversion Price or the Adjusted Conversion Price, as applicable, (and, in the latter case, the Conversion Closing Price) shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if Paradigm shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if Paradigm shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

            (5) If Paradigm at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as "Ordinary Share Equivalents"), then the Initial Conversion Price or the Adjusted Conversion Price, as applicable, shall be adjusted, as at the date Paradigm shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Initial Conversion Price or the Adjusted Conversion Price, as applicable, in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such dividend (plus, in the event that Paradigm paid cash for fractional shares, the number of additional shares which would have been outstanding had Paradigm issued fractional shares in connection with such dividend), and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents, being determined from time to time in the manner provided for deemed issuance in the following paragraph.

For the purpose of this Section 7(c)(1)(5), in the case of the issuance of Ordinary Share Equivalents in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Paradigm.

            (6) If at any time prior to the conversion or repayment of the Debentures Paradigm shall distribute a dividend, payable out of earnings or surplus legally available for dividends, the Conversion Closing Price set forth in Section 7(c)(2) and 7(c)(3) and the Initial Conversion Price shall each be reduced by an amount equal to the Dollar equivalent of the per-share distribution on the record date fixed for the purpose of such distribution.

            (7) If at any time prior to the conversion or repayment of the Debentures Paradigm shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends (the "Dividend Equivalent"), the Conversion Closing Prices set forth in Section 7(c)(2) and 7(c)(3) and the Initial Conversion Price shall each be reduced by an amount equal to the Dollar equivalent of the fair value of the per-share distribution on the record date fixed for the purpose of such distribution.

            (4) Rights Offering


                If at any time or from time to time there shall be a rights offering, then the Conversion Price shall be adjusted, as soon as practicable after the date Paradigm shall fix as the record date for the purpose of the rights offering, to that price determined by multiplying the Initial Conversion Price or the Adjusted Conversion Price, as applicable, in effect immediately prior to such record date by a fraction, (a) the numerator of which shall be the opening price of the shares of Paradigm, as recorded on the Nasdaq on the first trading day following the record date ("Ex rights price"), and (b) the denominator of which shall be the closing price of the shares of Paradigm, as recorded on the Nasdaq for such record date.

         (d) No Impairment

            Paradigm will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Paradigm, but will at all times in good faith reasonably assist in the carrying out of all the provisions of this Agreement and in the taking of all such reasonable action as may be necessary or appropriate in order to protect the Investors' rights, including, inter alia, the Conversion Rights of the Investors against impairment.

         (e) No Fractional Shares and Certificate as to Adjustments

            (1) No fractional shares shall be issued upon conversion of each Debenture, and the number of Underlying Shares to be issued shall be rounded to the nearest whole share (with cash being paid by Paradigm for any unissued fractional shares).

            (2) Upon the occurrence of each adjustment or readjustment of the Initial Conversion Price of the Debentures pursuant to this Section 7, Paradigm, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each of the Investors a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Paradigm shall furnish or cause to be furnished to the Investors a like certificate setting forth (i) such adjustment and readjustment, (ii) the Adjusted Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each respective Debenture.

         (f) Notices of Record Date

            In the event of any taking by Paradigm of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, Paradigm shall mail to the Investors a notice, which shall be sent immediately after the notice sent to other shareholders of Paradigm, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (g) Reservation of Shares Issuable Upon Conversion

            Paradigm shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Debentures and the Additional Debentures such number of its ordinary shares as shall from time to time be sufficient to effect the full conversion of the Debentures and the Additional Debentures; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect such conversion, in addition to such other remedies as shall be available to the Investors, Paradigm will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.


         8.       ADDITIONAL COVENANTS OF THE PARTIES

         (a) The Investors and FIMI undertake that as long as the Investors hold any Debentures or Additional Debentures or any Ordinary Shares issued to the Investors following the conversion thereof, they or their Affiliates will not sell any Ordinary Shares to a Competitor of the Company in (a) a private sale; or (b) an arranged block trade. For purposes of this Section 8(a) the term "Competitor of the Company" means any Person that is engaged, directly or indirectly, in the field of providing technical information solutions for the oil and gas industry worldwide, consisting of software solutions and services to companies involved in the exploration and production of oil and gas and to oilfield service companies.

         (b) Notification of Purchase. The Investors will notify Paradigm in writing promptly after purchasing any additional securities of Paradigm.

         (c) Disclosure. All public disclosures of the existence and terms of this Agreement and the transactions hereunder, will be agreed and coordinated between the parties. The Investors hereby acknowledge Paradigm's requirement to comply with regulations on public disclosure of material transactions.

         9.       MISCELLANEOUS

         (a) Exhibits. The Exhibits attached to this Agreement constitute a part of this Agreement. They are incorporated herein by reference and shall have the same force and effect as if set forth in full in the main body of this Agreement.


         (b) Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by the laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

         (c) Notices. All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, (iii) if given by air courier, five business days following the date it was sent or (iv) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such party's address as set forth below or at such other address as such party shall have furnished to each other party in writing in accordance with this provision:

if to the Company:         Paradigm GeoPhysical Ltd.
                           9 Shenkar Street
                           Herzliya Pituach
                           Tel:   972-9-9709300
                           Fax: 972-9-9709337
                           Attn: CFO

With a copy to:            Efrati, Galili & Co.
(which shall               6 Wissotsky St.
not constitute notice):    Tel Aviv 62330 ISRAEL
                           Fax: 972-3-604 0111
                           Attn: Adv. Ian Rostowsky

if to the Investors:       The Investors
                           c/o First Israel Mezzanine Investors Ltd.
                           "Rubinstein House"
                           37 Petach Tikva Road
                           Tel: 03-5652244
                           Fax: 03-5652245

         Each party may from time to time change the address or fax number to which notices to it are to be delivered or mailed hereunder by notice delivered or sent to the other party in accordance herewith; provided, however, that any notice of change of address shall be deemed effective only upon its receipt.

         (d) Expenses. At the Closing, Paradigm shall pay the reasonable fees and expenses of the Investors in connection with the negotiation and consummation of this transaction, up to a maximum of US$50,000 plus applicable VAT and any stamp duty that may be payable in connection with the transaction documents and any conversion of the Debentures hereunder.

         (e) Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the transactions contemplated herein, and may not be amended except in writing.

         (f) Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (h) Successors and Assigns; Assignment. Except to the extent set forth herein, Paradigm will not sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the

Investors.

         (i) Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either Paradigm or the Investors upon any breach or default by the other party under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

         (j) Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         (k) Manner of Payment. All payments that are paid to the Investors pursuant to this Agreement shall be paid in U.S. Dollars to the Investors to their respective bank accounts, as shall be designated by or on behalf of the Investors from time to time in a written notice sent to Paradigm by each of the Investors. Paradigm shall make such payments to such bank account by initiating such payments on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

         [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


PARADIGM GEOPHYSICAL LTD.

By:     /s/ Eldad Weiss
        -----------------------
Name:   Eldad Weiss
        -----------------------
Title:  CEO
        -----------------------


THE ISRAEL MEZZANINE FUND, L.P.

By: First Israel Mezzanine Investors Ltd.

By:     /s/ Ishay Davidi
        -----------------------
Name:   Ishay Davidi
        -----------------------
Title:  CEO
        -----------------------


THE ISRAEL MEZZANINE FUND (IN ISRAEL), LIMITED PARTNERSHIP

By:     First Israel Mezzanine Investment Ltd.

By:     /s/ Ishay Davidi
        -----------------------
Name:   Ishay Davidi
        -----------------------
Title:  CEO
        -----------------------

THE JORDAN (BERMUDA) INVESTMENT COMPANY LTD.

By:     First Israel Mezzanine Investment Ltd.

By:     /s/ Ishay Davidi
        -----------------------
Name:   Ishay Davidi
        -----------------------
Title:  CEO
        -----------------------